Exhibit 99.6

FOLD AND DETACH AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4, 5 and 6. THE ASCEND BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To approve the Agreement and Plan of Reorganization, as amended, among ePAK International Limited (“ePAK International”), ePAK Resources (S) Pte. Ltd. (“ePAK”) and ePAK Holdings Limited, which provides for the acquisition of ePAK by ePAK International.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	If you voted “AGAINST” Proposal Number 1 and you hold shares of Ascend common stock issued in the Ascend initial public offering, you may exercise your conversion rights and demand that Ascend convert your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Ascend common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote against the acquisition, continue to hold these shares through the effective time of the acquisition and deliver your stock certificate to Ascend’s transfer agent within the time period specified in a notice that you will receive from Ascend. Failure to (a) vote against adoption of the Agreement and Plan of Reorganization, (b) check the following box, (c) deliver your stock certificate to Ascend’s transfer agent within such time period, or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.	I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

2.	To approve the movement of the public company’s domicile to Bermuda.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve the capitalization amendment proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve the 2007 Performance Equity Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve the name change proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

ASCEND ACQUISITION CORP.

435 Devon Park Drive

Building 400

Wayne, Pennsylvania 19087

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ASCEND ACQUISITION CORP.

The undersigned appoints Don Rice and Stephen L. Brown, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Ascend Acquisition Corp. (“Ascend”) held of record by the undersigned on                 , 2008, at the Special Meeting of Stockholders to be held on                 , 2008, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4, 5 and 6.

THE ASCEND BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)